Exhibit 99.1
BEACON REPORTS FIRST QUARTER 2023 RESULTS
•Record first quarter net sales driven by execution on Ambition 2025 growth initiatives, including acquisitions and greenfields
•Stable pricing environment, combined with higher product costs reflective of inventory profit roll-off, yielded forecasted gross margin
•Strong operating cash flow generation from substantial cash collections and continued inventory rightsizing
•Continued emphasis on shareholder returns through execution of our recently expanded share buyback program
HERNDON, VA. — (BUSINESS WIRE) — May 4, 2023 — Beacon (Nasdaq: BECN) (the “Company”, “we”, “our”) announced results today for the first quarter ended March 31, 2023.
“Record first quarter net sales demonstrated the strength of our business model and the multiple levers of growth we laid out at our Investor Day last year,” said Julian Francis, Beacon's President & CEO. “Our growth and customer experience initiatives helped drive the 13th straight quarter of year-over-year sales improvement. We made strategic investments, both organic and inorganic, expanding our branch footprint and customer reach. Our strong cash generation in the first quarter provided the liquidity for us to repurchase additional shares under our recently expanded share buyback authorization announced in February. Our balanced allocation of capital demonstrates our commitment to creating shareholder value and confidence in our Ambition 2025 strategic plan. Looking forward, the fundamentals of residential and commercial re-roofing demand remain supportive, while headwinds related to new single-family residential construction and commercial contractor destocking are expected to persist near-term. More importantly, we remain focused on driving the initiatives that are within our control to deliver value for our shareholders and customers. I am pleased with the team’s achievements in the first quarter of the year and look forward to helping our customers build more as we enter a key part of the construction season.”
First Quarter Financial Highlights

	Three Months Ended March 31,
	2023	2022
(Unaudited; $ in millions, except per share amounts)
Net sales	$1,732.3	$1,686.9
Gross profit	$441.9	$439.5
Gross margin %	25.5%	26.1%

Operating expense	$381.3	$348.2
% of net sales	22.0%	20.7%
Adjusted Operating Expense[1]	$356.8	$323.2
% of net sales[1]	20.6%	19.2%

Net income (loss)	$24.8	$55.8
% of net sales	1.4%	3.3%
Adjusted Net Income (Loss)[1]	$43.8	$75.6
% of net sales[1]	2.5%	4.5%
Adjusted EBITDA[1]	$113.0	$139.5
% of net sales[1]	6.5%	8.3%

Net income (loss) per share — diluted ("EPS")	$0.25	$0.61

1.Please see the included financial tables for a reconciliation of “Adjusted” non-GAAP financial measures to the most directly comparable GAAP financial measure, as well as further detail on the components driving the net changes over the comparative periods.

First Quarter
Net sales increased 2.7% (1.1% on a per-day basis) compared to the prior year to $1.73 billion, a company record for net sales for the first quarter. First quarter sales increased compared to the prior year period driven by higher prices and the contributions of acquired and newly opened branches over the last four quarters. Weighted-average selling price increased approximately 9-10%, while estimated organic volumes decreased approximately 11-12% (12-13% on a per-day basis).
Residential roofing product sales increased 0.4% (decreased 1.2% on a per-day basis), non-residential roofing product sales decreased 7.8% (9.2% on a per-day basis), and complementary product sales increased 22.7% (20.8% on a per-day basis) compared to the prior year. The increase in complementary product sales was largely due to the November 2022 acquisition of Coastal Construction Products. The three-month periods ending March 31, 2023 and 2022 had 64 and 63 business days, respectively.
Gross margin decreased to 25.5%, from 26.1% in the prior year, as higher product costs related to the inventory profit roll-off in a stable price environment more than offset higher average selling prices for our products. The increase in operating expense and Adjusted Operating Expense was primarily due to increases to support new and acquired branches. Inflation and higher selling, general and administrative expenses also contributed to the increase. Both operating expense as a percent of sales and Adjusted Operating Expense as a percent of sales were higher in the first quarter of 2023, driven by the same factors.
Net income (loss) was $24.8 million, compared to $55.8 million in the prior year. Adjusted EBITDA was $113.0 million, compared to $139.5 million in the prior year. EPS was $0.25, compared to $0.61 in the prior year. First quarter results compared to the prior year period were impacted by higher operating expenses.
In February 2023, Beacon announced the authorization of an increase in its share repurchase program, pursuant to which the Company may purchase up to $500 million of its common stock (inclusive of the $112 million remaining authorization under the program announced in February 2022). In the first quarter of 2023, the Company repurchased and retired $23.1 million of its common stock on the open market through a Rule 10b5-1 repurchase plan. As a result, shares of common stock outstanding decreased, net of issuance, to 64.0 million as of March 31, 2023, from 64.2 million as of December 31, 2022.
To calculate approximate weighted average selling price and product cost changes, we review organic U.S. warehouse sales of the same items sold regionally period over period and normalize the data for non-representative outliers. To calculate estimated volumes, we subtract the change in weighted average selling price, as described above, from the total changes in sales, excluding acquisitions and dispositions. As a result, and especially in high inflationary periods, the weighted average selling price and estimated volume changes may not be directly comparable to changes reported in prior periods.
Please see the included financial tables for a reconciliation of “Adjusted” non-GAAP financial measures to the most directly comparable GAAP financial measure, as well as further detail on the components driving the net changes over the comparative periods.
Earnings Call
The Company will host a conference call and webcast today at 5:00 p.m. ET to discuss these results. Details for the earnings release event are as follows:

What:	Beacon First Quarter 2023 Earnings Call
When:	Thursday, May 4, 2023
Time:	5:00 p.m. ET
Access:	Register for the conference call or webcast by visiting:
Beacon Investor Relations – Events & Presentations
Upon registration, participants will receive an email containing event details and unique access codes. To ensure timely access, participants should register for the earnings call at least 10 minutes before the 5:00 p.m. ET start time. An archived copy of the webcast will be available on the Events & Presentations page shortly after the call.
Forward-Looking Statements
This release contains information about management's view of the Company's future expectations, plans and prospects that constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. In addition, oral statements made by our directors, officers and employees to the investor and analyst communities, media representatives and others, depending upon their nature, may also constitute forward-

looking statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historic or current facts and often use words such as “anticipate,” “estimate,” “expect,” “believe,” “will likely result,” “outlook,” “project” and other words and expressions of similar meaning. Investors are cautioned not to place undue reliance on forward-looking statements. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including, but not limited to, those set forth in the "Risk Factors" section of the Company's Form 10-K for the fiscal year ended December 31, 2022 and subsequent filings with the U.S. Securities and Exchange Commission. The Company may not succeed in addressing these and other risks. Consequently, all forward-looking statements in this release are qualified by the factors, risks and uncertainties contained therein. In addition, the forward-looking statements included in this press release represent the Company's views as of the date of this press release and these views could change. However, while the Company may elect to update these forward-looking statements at some point, the Company specifically disclaims any obligation to do so, other than as required by federal securities laws. These forward-looking statements should not be relied upon as representing the Company's views as of any date subsequent to the date of this press release.
About Beacon
Founded in 1928, Beacon is a Fortune 500, publicly traded distributor of building products, including roofing materials and complementary products, such as siding and waterproofing. The Company operates over 490 branches throughout all 50 states in the U.S. and 6 provinces in Canada. Beacon serves an extensive base of nearly 100,000 customers, utilizing its vast branch network and diverse service offerings to provide high-quality products and support throughout the entire business lifecycle. Beacon offers its own private label brand, TRI-BUILT®, and has a proprietary digital account management suite, Beacon PRO+, which allows customers to manage their businesses online. Beacon’s stock is traded on the Nasdaq Global Select Market under the ticker symbol BECN. To learn more about Beacon, please visit www.becn.com.

INVESTOR CONTACT	MEDIA CONTACT
Binit Sanghvi	Jennifer Lewis
VP, Capital Markets and Treasurer	VP, Communications and Corporate Social Responsibility
Binit.Sanghvi@becn.com	Jennifer.Lewis@becn.com
972-369-8005	571-752-1048

BEACON ROOFING SUPPLY, INC.
Consolidated Statements of Operations
(Unaudited; in millions, except per share amounts)

	Three Months Ended March 31,
	2023	% of Net Sales	2022	% of Net Sales
Net sales	$1,732.3	100.0%	$1,686.9	100.0%
Cost of products sold	1,290.4	74.5%	1,247.4	73.9%
Gross profit	441.9	25.5%	439.5	26.1%
Operating expense:
Selling, general and administrative	338.3	19.5%	309.3	18.4%
Depreciation	20.7	1.2%	17.5	1.0%
Amortization	22.3	1.3%	21.4	1.3%
Total operating expense	381.3	22.0%	348.2	20.7%
Income (loss) from operations	60.6	3.5%	91.3	5.4%
Interest expense, financing costs and other	27.8	1.6%	16.6	1.0%
Income (loss) before provision for income taxes	32.8	1.9%	74.7	4.4%
Provision for (benefit from) income taxes	8.0	0.5%	18.9	1.1%
Net income (loss)	$24.8	1.4%	$55.8	3.3%

Reconciliation of net income (loss) to net income (loss) attributable to common stockholders:
Net income (loss)	$24.8	1.4%	$55.8	3.3%
Dividends on Preferred Stock	(6.0)	(0.3)%	(6.0)	(0.4)%
Undistributed income allocated to participating securities	(2.5)	(0.2)%	(6.1)	(0.3)%
Net income (loss) attributable to common stockholders	$16.3	0.9%	$43.7	2.6%

Weighted-average common stock outstanding:
Basic	64.3		70.1
Diluted	65.6		71.3

Net income (loss) per share:
Basic	$0.25		$0.62
Diluted	$0.25		$0.61

BEACON ROOFING SUPPLY, INC.
Consolidated Balance Sheets
(Unaudited; in millions)

	March 31,	December 31,	March 31,
	2023	2022	2022
Assets
Current assets:
Cash and cash equivalents	$74.2	$67.7	$52.4
Accounts receivable, net	1,003.7	1,009.1	1,008.5
Inventories, net	1,292.8	1,322.9	1,462.1
Prepaid expenses and other current assets	345.7	417.8	388.4
Total current assets	2,716.4	2,817.5	2,911.4
Property and equipment, net	350.8	337.0	281.9
Goodwill	1,921.1	1,916.3	1,776.7
Intangibles, net	437.2	447.7	399.6
Operating lease assets	460.0	467.6	419.7
Deferred income taxes, net	9.5	9.9	58.5
Other assets, net	8.1	7.5	1.1
Total assets	$5,903.1	$6,003.5	$5,848.9

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$879.9	$821.0	$1,052.2
Accrued expenses	306.4	448.0	410.8
Current operating lease liabilities	95.8	94.5	89.6
Current finance lease liabilities	18.0	16.1	9.6
Current portion of long-term debt/obligations	10.0	10.0	10.0
Total current liabilities	1,310.1	1,389.6	1,572.2
Borrowings under revolving lines of credit, net	234.8	254.9	145.6
Long-term debt, net	1,604.8	1,606.4	1,611.2
Deferred income taxes, net	0.3	0.2	0.9
Non-current operating lease liabilities	374.6	382.1	333.3
Non-current finance lease liabilities	72.7	67.0	40.7
Total liabilities	3,597.3	3,700.2	3,703.9

Convertible Preferred Stock	399.2	399.2	399.2

Stockholders' equity:
Common stock	0.6	0.6	0.7
Undesignated preferred stock	—	—	—
Additional paid-in capital	1,197.2	1,187.2	1,135.9
Retained earnings	724.5	728.8	619.3
Accumulated other comprehensive income (loss)	(15.7)	(12.5)	(10.1)
Total stockholders' equity	1,906.6	1,904.1	1,745.8
Total liabilities and stockholders' equity	$5,903.1	$6,003.5	$5,848.9

BEACON ROOFING SUPPLY, INC.
Consolidated Statements of Cash Flows
(Unaudited; in millions)

	Three Months Ended March 31,
	2023	2022
Operating Activities
Net income (loss)	$24.8	$55.8
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	43.0	38.9
Stock-based compensation	6.0	5.1
Certain interest expense and other financing costs	1.1	1.3
Gain on sale of fixed assets and other	(4.2)	(1.2)
Deferred income taxes	1.1	1.4
Changes in operating assets and liabilities:
Accounts receivable	8.6	(153.0)
Inventories	40.0	(299.9)
Prepaid expenses and other current assets	68.7	(19.6)
Accounts payable and accrued expenses	(88.8)	202.1
Other assets and liabilities	0.9	7.1
Net cash provided by (used in) operating activities	101.2	(162.0)

Investing Activities
Purchases of property and equipment	(22.2)	(22.8)
Acquisition of business, net	(27.4)	(0.4)
Proceeds from the sale of assets	5.1	1.2
Net cash provided by (used in) investing activities	(44.5)	(22.0)

Financing Activities
Borrowings under revolving lines of credit	442.0	296.0
Payments under revolving lines of credit	(462.5)	(143.5)
Payments under term loan	(2.5)	(2.5)
Payments under equipment financing facilities and finance leases	(4.3)	(2.2)
Repurchase and retirement of common stock, net	(20.9)	(113.0)
Advance payment for equity forward contract	—	(25.0)
Payment of dividends on Preferred Stock	(6.0)	(6.0)
Proceeds from issuance of common stock related to equity awards	4.8	7.3
Payment of taxes related to net share settlement of equity awards	(0.8)	(0.1)
Net cash provided by (used in) financing activities	(50.2)	11.0

Effect of exchange rate changes on cash and cash equivalents	—	(0.4)

Net increase (decrease) in cash and cash equivalents	6.5	(173.4)
Cash and cash equivalents, beginning of period	67.7	225.8
Cash and cash equivalents, end of period	$74.2	$52.4

Supplemental Cash Flow Information
Cash paid during the period for:
Interest	$20.8	$8.2
Income taxes, net of refunds	$5.9	$2.4
Supplemental Disclosure of Non-Cash Activities
Amounts accrued for repurchases of common stock	$2.2	$—

BEACON ROOFING SUPPLY, INC.
Consolidated Sales by Line of Business
(Unaudited; in millions)

Sales by Line of Business
	Three Months Ended March 31,				Year-over-Year Change
	2023		2022
	Net Sales	Mix %	Net Sales	Mix %	$	%
Residential roofing products	$849.8	49.0%	$846.4	50.2%	$3.4	0.4%
Non-residential roofing products	449.6	26.0%	487.7	28.9%	(38.1)	(7.8)%
Complementary building products	432.9	25.0%	352.8	20.9%	80.1	22.7%
	$1,732.3	100.0%	$1,686.9	100.0%	$45.4	2.7%

Sales by Business Day[1,2]
	Three Months Ended March 31,				Year-over-Year Change
	2023		2022
	Net Sales	Mix %	Net Sales	Mix %	$	%
Residential roofing products	$13.3	49.0%	$13.4	50.2%	$(0.1)	(1.2)%
Non-residential roofing products	7.0	26.0%	7.8	28.9%	(0.8)	(9.2)%
Complementary building products	6.8	25.0%	5.6	20.9%	1.2	20.8%
	$27.1	100.0%	$26.8	100.0%	$0.3	1.1%

1.The three-month periods ended March 31, 2023 and 2022 had 64 and 63 business days, respectively.
2.Dollar and percentage changes may not recalculate due to rounding.

BEACON ROOFING SUPPLY, INC.
Non-GAAP Financial Measures
(Unaudited; in millions)
Non-GAAP Financial Measures
To provide investors with additional information regarding our financial results, we prepare certain financial measures that are not calculated in accordance with GAAP, specifically:
•Adjusted Operating Expense. We define Adjusted Operating Expense as operating expense, excluding the impact of the adjusting items (as described below).
•Adjusted Net Income (Loss). We define Adjusted Net Income (Loss) as net income (loss), excluding the impact of the adjusting items (as described below).
•Adjusted EBITDA. We define Adjusted EBITDA as net income (loss), excluding the impact of interest expense (net of interest income), income taxes, depreciation and amortization, stock-based compensation, and the adjusting items (as described below).
We use these supplemental non-GAAP measures to evaluate financial performance, analyze the underlying trends in our business and establish operational goals and forecasts that are used when allocating resources. We expect to compute our non-GAAP financial measures consistently using the same methods each period.
We believe these non-GAAP measures are useful measures because they permit investors to better understand changes over comparative periods by providing financial results that are unaffected by certain items that are not indicative of ongoing operating performance.
While we believe that these non-GAAP measures are useful to investors when evaluating our business, they are not prepared and presented in accordance with GAAP, and therefore should be considered supplemental in nature. These non-GAAP measures should not be considered in isolation or as a substitute for other financial performance measures presented in accordance with GAAP. These non-GAAP financial measures may have material limitations including, but not limited to, the exclusion of certain costs without a corresponding reduction of net income for the income generated by the assets to which the excluded costs relate. In addition, these non-GAAP financial measures may differ from similarly titled measures presented by other companies.

BEACON ROOFING SUPPLY, INC.
Non-GAAP Financial Measures (continued)
(Unaudited; in millions)
Adjusting Items to Non-GAAP Financial Measures
The impact of the following expense (income) items is excluded from each of our non-GAAP measures (the “adjusting items”):
•Acquisition costs. Represent certain costs related to historical acquisitions, including: amortization of intangible assets; professional fees, branch integration expenses, travel expenses, employee severance and retention costs, and other personnel expenses classified as selling, general and administrative; gains/losses related to changes in fair value of contingent consideration or holdback liabilities; and amortization of debt issuance costs. Acquisition costs are impacted by the timing and size of the acquisitions. We exclude acquisition costs from our non-GAAP financial measures to provide a useful comparison of our operating results to prior periods and to our peer companies because such amounts vary significantly based on the magnitude of the acquisition and do not reflect our core operations.
•Restructuring costs. Represent costs stemming from headcount rationalization efforts and certain rebranding costs; impact of divestitures; costs related to changing our fiscal year end; amortization of debt issuance costs; debt refinancing and extinguishment costs; and abandoned lease costs. We exclude restructuring costs from our non-GAAP financial measures, as such items vary significantly based on the magnitude of the restructuring activity and also do not reflect expected future operating expenses. Additionally, these costs do not necessarily provide meaningful insight into the current or past core operations of our business.
•COVID-19 impacts. Represent costs directly related to the COVID-19 pandemic. Beginning January 1, 2023, the Company determined COVID-19 impacts should no longer be considered an adjusting item. This change will be applied prospectively.
The following table presents the impact and respective location of the adjusting items on our consolidated statements of operations for each of the periods indicated:

	Operating Expense		Non-Operating Expense
	SG&A1	Amortization	Interest Expense	Income Taxes[2]	Total
Three Months Ended March 31, 2023
Acquisition costs	$1.7	$22.3	$1.0	$—	$25.0
Restructuring costs	0.5	—	0.3	—	0.8
Total adjusting items	$2.2	$22.3	$1.3	$—	$25.8
Three Months Ended March 31, 2022
Acquisition costs	$0.5	$21.4	$1.0	$—	$22.9
Restructuring costs	1.7	—	0.3	—	2.0
COVID-19 impacts	1.4	—	—	—	1.4
Total adjusting items	$3.6	$21.4	$1.3	$—	$26.3

1.Selling, general and administrative expense (“SG&A”).
2.For tax impact of adjusting items, see Adjusted Net Income (Loss) table below.

BEACON ROOFING SUPPLY, INC.
Non-GAAP Financial Measures (continued)
(Unaudited; in millions)
Adjusted Operating Expense
The following table presents a reconciliation of operating expense, the most directly comparable financial measure as measured in accordance with GAAP, to Adjusted Operating Expense for each of the periods indicated:

	Three Months Ended March 31,
	2023	2022
Operating expense	$381.3	$348.2
Acquisition costs	(24.0)	(21.9)
Restructuring costs	(0.5)	(1.7)
COVID-19 impacts[1]	—	(1.4)
Adjusted Operating Expense	$356.8	$323.2

Net sales	$1,732.3	$1,686.9
Operating expense as % of sales	22.0%	20.7%
Adjusted Operating Expense as % of sales	20.6%	19.2%

1.Beginning January 1, 2023, the Company determined COVID-19 impacts should no longer be considered an adjusting item. This change will be applied prospectively.

Adjusted Net Income (Loss)
The following table presents a reconciliation of net income (loss), the most directly comparable financial measure as measured in accordance with GAAP, to Adjusted Net Income (Loss) for each of the periods indicated:

	Three Months Ended March 31,
	2023	2022
Net income (loss)	$24.8	$55.8
Adjusting items:
Acquisition costs	25.0	22.9
Restructuring costs	0.8	2.0
COVID-19 impacts[1]	—	1.4
Total adjusting items	25.8	26.3
Less: tax impact of adjusting items[2]	(6.8)	(6.5)
Total adjustments, net of tax	19.0	19.8
Adjusted Net Income (Loss)	$43.8	$75.6

Net sales	$1,732.3	$1,686.9
Net income (loss) as % of sales	1.4%	3.3%
Adjusted Net Income (Loss) as % of sales	2.5%	4.5%

1.Beginning January 1, 2023, the Company determined COVID-19 impacts should no longer be considered an adjusting item. This change will be applied prospectively.
2.Amounts represent tax impact on adjustments that are not included in our income tax provision (benefit) for the periods presented. The tax impact of adjustments for the three months ended March 31, 2023 and 2022 were calculated using a blended effective tax rate of 26.4% and 24.7%, respectively.

BEACON ROOFING SUPPLY, INC.
Non-GAAP Financial Measures (continued)
(Unaudited; in millions)
Adjusted EBITDA
The following table presents a reconciliation of net income (loss), the most directly comparable financial measure as measured in accordance with GAAP, to Adjusted EBITDA for each of the periods indicated:

	Three Months Ended March 31,
	2023	2022
Net income (loss)	$24.8	$55.8
Interest expense, net	29.0	17.2
Income taxes	8.0	18.9
Depreciation and amortization	43.0	38.9
Stock-based compensation	6.0	5.1
Acquisition costs[1]	1.7	0.5
Restructuring costs[1]	0.5	1.7
COVID-19 impacts[2]	—	1.4
Adjusted EBITDA	$113.0	$139.5

Net sales	$1,732.3	$1,686.9
Net income (loss) as % of sales	1.4%	3.3%
Adjusted EBITDA as % of sales	6.5%	8.3%

1.Amounts represent adjusting items included in SG&A and other income (expense); remaining adjusting item balances are embedded within the other line item balances reported in this table.
2.Beginning January 1, 2023, the Company determined COVID-19 impacts should no longer be considered an adjusting item. This change will be applied prospectively.